UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2012

ABM Industries Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-8929	94-1369354
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

551 Fifth Avenue, Suite 300 New York, New York		10176
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 297-0200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2012, ABM Industries Incorporated (the “Company”) entered into an executive employment agreement substantially in the form of the Executive Employment Agreement filed as Exhibit 10.1 to this current report (the “Executive Employment Agreement”) with Sarah H. McConnell, Senior Vice President and General Counsel. On November 1, 2012, the Company entered into an Executive Employment Agreement with each of James S. Lusk, Executive Vice President and Chief Financial Officer and James P. McClure, Executive Vice President. The Executive Employment Agreement replaces the employment agreements with each such executive that were entered into in October 2010. These employment agreements were scheduled to expire on October 31, 2012. The current employment agreement between the Company and Henrik Slipsager, President and Chief Executive Officer, does not expire until October 31, 2013 and the current employment agreement with Tracy Price, Executive Vice President, does not expire until December 31, 2013.

The initial term of the Executive Employment Agreement for Messrs. Lusk and McClure and Ms. McConnell will expire on October 31, 2014, and the term will automatically renew for consecutive one-year terms unless either party provides notice not to renew. Each executive will continue to receive their current base salary. In addition, under the terms of the Executive Employment Agreement, each executive is eligible to receive an annual cash bonus pursuant to the Company’s Performance Incentive Program, to participate in the Company’s 2006 Equity Incentive Plan, as amended, and to receive such perquisites as are generally provided to similarly situated executives of the Company.

The Executive Employment Agreement provides that the Company may terminate an executive’s employment without “Cause” (as defined in the Executive Employment Agreement). Upon such a termination, an executive’s right to severance benefits will be governed by the terms of the Company’s Severance Policy, which was previously filed by the Company, or any similar plan or policy of the Company as in effect from time to time that provides severance benefits upon a termination of employment. The Executive Employment Agreement provides that if any amount or benefit to be paid to an executive, whether pursuant to the Company’s Severance Policy or otherwise, would create an obligation for an executive to pay an excise tax under Section 280G of the Internal Revenue Code (an “Excess Parachute Payment”), such payment will be reduced so that no portion of the payment constitutes an Excess Parachute Payment, unless such reduction would result in an executive receiving an amount that is less than 90% of the amount of the severance payment, after taking into account all applicable taxes on such payment, including any excise taxes. There is no tax gross-up provision.

The terms of the Executive Employment Agreement provide that upon the termination of an executive’s employment for any reason, the executive will refrain from competing with, or soliciting the employees or customers of the Company for one year following the termination of employment, as set forth in the Executive Employment Agreement.

A copy of the form of the Executive Employment Agreement is filed herewith as Exhibit 10.1 to this current report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Form of Executive Employment Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABM INDUSTRIES INCORPORATED

Dated: November 2, 2012	By:	/s/ Sarah H. McConnell
Sarah H. McConnell
Senior Vice President and General Counsel

EXHIBIT INDEX

10.1	Form of Executive Employment Agreement.